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                     July 21, 2022

       Dong Hu
       Chief Executive Officer and Chief Financial Officer
       Ebang International Holdings Inc.
       Building 7, No. 5 Nangonghe Road, Linping Street
       Yuhang District, Hangzhou, Zhejiang, 311100
       People's Republic of China

                                                        Re: Ebang International
Holdings Inc.
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            File No. 001-39337

       Dear Mr. Hu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing